Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
LPATH, INC.

Lpath, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

1.                                      The name of the Corporation is Lpath, Inc.

2.                                      The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on July 17, 2014.

3.                                      The Board of Directors of the Corporation, acting in accordance with the provisions of  Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article First of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

“I.

ARTICLE FIRST: The name by which the corporation is to be known is Apollo Endosurgery, Inc. (the “Corporation”).”

4.                                      The foregoing Certificate of Amendment has been duly adopted by the Company’s Board of Directors  and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.                                      This Certificate of Amendment of Amended and Restated Certificate of Incorporation shall become effective at 4:15 p.m. Eastern Standard Time on December 29, 2016.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of December 29, 2016.

LPATH, INC.

By:	/s/ Todd Newton
Todd Newton
Chief Executive Officer